Exhibit 99.1

FOR IMMEDIATE RELEASE

                Lincoln Educational Services Corporation Reports
                    Year End and Fourth Quarter 2006 Results

West Orange, New Jersey, March 7, 2007 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today reported fourth quarter and 2006 year end results.

Year Highlights:

   * Revenue growth of 7.4% to $321.5 million from $299.2 million for the year ended December 31, 2005.

   * Diluted EPS of $0.60 decreased from $0.76 for the year ended December 31, 2005. Diluted EPS for 2006 included an impact of $0.02 per share incurred in connection with our re-branding initiative.

   * Operating income margin decreased to 8.7% of revenues from 10.9% for the year ended December 31, 2005.

   *  Opened our new Queens, New York campus on March 27, 2006.

   * Completed our acquisition of New England Institute of Technology at Palm Beach, Inc. ("FLA") on May 22, 2006.

   * Opened our new 101,000 square foot Grand Prairie, Texas campus on July 24, 2006.

Fourth Quarter Highlights:

   * Revenue growth of 5.3% to $86.1 million from $81.8 million in the fourth quarter of 2005.

   * Diluted EPS of $0.37 decreased from $0.48 in the fourth quarter of 2005. Diluted EPS for the fourth quarter of 2006 included an impact of $0.02 per share incurred in connection with our re-branding initiative.

   * Operating income margin decreased to 19.6% of revenues or $16.9 million, from 26% or $21.3 million in the fourth quarter of 2006.

   * Completed the re-branding of our campuses ahead of schedule. As of December 31, 2006, 29 of our 37 campuses have been re-branded under the Lincoln name.

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2007 Guidance

   *  Revenue of $340 million to $350 million.

   * EPS of $0.62 to $0.68, representing diluted EPS growth of 3.3% to 13.3% over 2006.

   * For the first quarter of 2007, revenues of $76 million to $78 million and an EPS loss ranging from ($0.05) to ($0.10) per diluted share.

   * For the second quarter of 2007, revenues of $76 million to $79 million and EPS of break even. The balance of revenues and earnings will occur in the second half of the year.

Comment and Outlook

"The past year represented a period of challenge and transition for our company. While demand from employers and interest among potential students across our five major verticals remained solid, our recruitment efforts came under pressure due to changes in the environment, primarily the tight labor market. We also experienced delays in the benefits of several strategic initiatives, including our new Queens campus, our Grand Prairie expansion, our Florida acquisition and our Online initiatives," said David F. Carney, Lincoln's Chairman and CEO. "However, we believe these investments will begin to yield tangible results in 2007 and beyond."

"Capitalizing on our resources, particularly the assets we gained through our Florida acquisition, we are continuing to move forward in replicating a host of fast-growing programs across our footprint, including further building our Associate Degree and Online offerings," added Mr. Carney. "We are also well underway in implementing a concerted plan to improve the effectiveness of our marketing and recruitment programs, with an emphasis on the process related to packaging high school students. We are confident that the steps we are taking will support growth in our revenues and earnings for the full year."

Fiscal 2006 Operating Performance

Revenues increased by $22.3 million, or 7.4%, to $321.5 million for the year ended December 31, 2006 from $299.2 million for the comparable period in 2005. Of this increase, approximately $5.4 million and $10.4 million, respectively, was attributable to the acquisition of Euphoria Institute ("Euphoria") on December 1, 2005 and the acquisition of New England Institute of Technology at Palm Beach, Inc. ("FLA") on May 22, 2006, while the remainder of the increase was due to tuition increases. For the year ended December 31, 2006, excluding Euphoria and FLA, our average population decreased 3.8% to 17,176 from 17,859 for the year ended December 31, 2005.

Our operating income for the year ended December 31, 2006 was $28.0 million, which represented a 13.9% decrease compared to the year ended December 31, 2005. The reduction in

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operating income is due to lower than anticipated student starts during the year coupled with higher fixed costs of operating our business.

On an overall basis, our educational services and facilities expenses increased by $15.1 million, or 12.4%, to $136.6 million for the year ended December 31, 2006 from $121.5 million for 2005. The acquisitions of Euphoria and FLA accounted for $8.0 million, or 53%, of this increase. Excluding the acquisitions, instructional expenses and books and tools expense increased by 4.9% and 9.3%, respectively, over the comparable period in 2005 due to increases in compensation and benefits as well as higher costs of books and tools. The remainder of the increase was due to facilities expenses, which increased $2.6 million for the year. Of this amount, approximately $0.8 million represented additional rent expense in 2006 due to our expanded campus facilities in Rhode Island and Connecticut, as well as from normal rent escalation clauses. During the year, we also experienced increased costs for insurance and real estate taxes, utilities and repairs and maintenance of approximately $0.4 million, $0.5 million and $0.4 million respectively compared to 2005. The increase in our facilities expenses also resulted from an increase in student meal plan expense of approximately $0.2 million due to costs increases and a new cafeteria facility at our Grand Prairie, Texas facility. Educational services and facilities expenses as a percentage of revenues increased to 42.5% of revenues for 2006 from 40.6% for 2005.

Our selling, general and administrative expenses for the year ended December 31, 2006 were $157.3 million, an increase of $12.1 million, or 8.3%, from $145.2 million for 2005. Approximately $1.5 million and $4.0 million of this increase was attributed to our acquisitions of Euphoria and FLA, respectively. The remainder of the increase was primarily due to: (a) a 4.0% increase in sales expense resulting mainly from incremental compensation and benefit expenses related to additional sales representatives; (b) an 8.2%, or $2.3 million, increase in marketing costs as a result of increased advertising expenses associated with student leads and enrollment. Additionally, for the year ended December 31, 2006, administrative expenses, excluding Euphoria and FLA, increased by $2.9 million over 2005. This increase includes approximately $0.9 million of re-branding costs incurred during the year. The remainder of the increase is attributable to higher bad debt expenses in 2006 as compared to 2005. Bad debt expense in 2006 increased by $4.4 million, from $11.2 million in 2005 to $15.6 million for the year ended December 31, 2006. This increase is due to several factors, including (a) higher accounts receivable balances throughout the year as compared to prior year; (b) loans to our students under a recourse agreement we entered into in 2005 with Student Marketing Association (Sallie
Mae) to provide private recourse loans to qualifying students; and (c) the effect of increasing the payment terms on the self finance portion of their tuition to some of our students from five years to seven years. Accounts receivable throughout the year included five new campuses that did not exist in 2005 (our two Euphoria and two FLA campuses as well as our new Queens, New York campus). Under the terms of the Sallie Mae agreement, we are required to fund up to 30% of all loans disbursed into a deposit account, which may ultimately be utilized to purchase loans in default. As of December 31, 2006, we had reserved $1.5 million under this agreement, which represents an increase of $1.1 million from amounts reserved at December 31, 2005. Funding under this agreement terminated by its terms on June 30, 2006.

These increases were partially offset by lower expenses incurred in rolling out our campus management and reporting system as well as lower compensation expense, primarily resulting from a decrease in annual bonuses. As a percentage of revenue, selling, general and administrative expenses increased to 48.9% from 48.5% in 2005.

As a result of the above, our operating margin for the year ended December 31, 2006 decreased to 8.7% from 10.9% in 2005.

Net income for the year ended December 31, 2006 was $15.5 million, or $0.60 per diluted share, as compared to $18.7 million or $0.76 per diluted share, for the comparable period in 2005. Earnings per share includes a charge of $0.03 and $0.05 per share for the years ended December 31, 2006 and 2005, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R "Share-Based Payment". Earnings per share for the year ended December 31, 2006 also includes the impact of $0.02 per share incurred in connection with our re-branding initiative.

Fourth Quarter 2006 Operating Performance

Revenues increased by $4.4 million, or 5.3%, to $86.1 million in the fourth quarter of 2006 from $81.8 million for the comparable period in 2005. The acquisitions of Euphoria and FLA accounted for all of the increase and represented approximately $1.1 million and $4.3 million, respectively. Excluding the acquisitions, revenue decreased by $1.0 million from the comparable period in 2005 due to lower average student population during the quarter. For the fourth quarter of 2006, excluding Euphoria and FLA, our average population decreased 6.7% to 17,539 from 18,804 in the fourth quarter of 2005.

Our operating income for the fourth quarter of 2006 was $16.9 million, which represented a 20.8% decrease compared to the fourth quarter of 2005. The reduction in operating income is due to lower than anticipated student enrollments during the quarter and increased costs.

On an overall basis, our educational services and facilities expenses increased by $4.7 million, or 15.5%, to $35.1 million in the fourth quarter of 2006 from $30.4 million in the fourth quarter of 2005. The acquisitions of Euphoria and FLA accounted for $0.9 million and $1.7 million, respectively, of this increase. Excluding the acquisitions, instructional expenses increased by 8.8% over the comparable period in 2005 due to increases in compensation and benefits. Books and tools expenses increased 7.7% over the fourth quarter of 2005 due to the higher costs of books and tools. The remainder of the increase was due to facilities expenses, which increased $0.4 million for the fourth quarter. Educational services and facilities expenses as a percentage of revenues increased to 40.7% of revenues for the fourth quarter of 2006 from 37.1% in 2005.

Our selling, general and administrative expenses for the fourth quarter of 2006 were $34.6 million, an increase of $4.5 million, or 15.0%, from $30.1 million in the fourth quarter of 2005. Included in selling, general and administrative expenses for the three months ended December 31, 2006 is $0.3 million and $1.5 million, respectively, from our acquisitions of Euphoria and FLA. Excluding Euphoria and FLA, our selling, general and administrative expenses increased 9.0% as compared to the same period in 2005. This increase was primarily due to a $1.2 million, or 17.7%, increase in sales expenses and a $1.6 million, or 10.4%, increase in administrative costs. Included in the increase in administrative costs for the quarter ended December 31, 2006 is approximately $0.7 million incurred in connection with our re-branding initiative.

For the quarter ended December 31, 2006, our bad debt expense was 3.9% as compared to 3.8% for the same quarter in 2005.

As of percentage of revenue, selling, general and administrative expenses for the fourth quarter of 2006 increased to 40.2% from 36.8% in 2005.

As a result of the above, our operating margin for the fourth quarter of 2006 decreased to 19.6% from 26.0% in the fourth quarter of 2005.

Net income for the fourth quarter of 2006 was $9.6 million, or $0.37 per diluted share, as compared to $12.4 million, or $0.48 per diluted share, for the comparable period in 2005. Earnings per share includes a charge of $0.01 per share for the fourth quarter of 2006 and 2005, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R "Share-Based Payment". Earnings per share for the three months ended December 31, 2006 also includes the impact of $0.02 per share incurred in connection with our re-branding initiative.

Balance Sheet

At December 31, 2006, we had $6.5 million in cash and cash equivalents, compared to $50.3 million at December 31, 2005. The reduction in our cash balances is attributable to our acquisition of FLA and the repayment of all amounts outstanding under our credit agreement.

At December 31, 2006, our stockholders' equity was $151.8 million, compared to $136.0 million at December 31, 2005, with the increase resulting from net income for the period and stock-based compensation expense.

Student Enrollment

Average student enrollment for year ended December 31, 2006 was 18,081 students, representing an increase of 1.2% from the year ended December 31, 2005. Excluding the acquisitions of Euphoria and FLA, our average student enrollment decreased 3.8% as compared to the year ended December 31, 2005.

Average student enrollment for fourth quarter of 2006 was 18,840 students, essentially flat with the fourth quarter of 2005. Excluding the acquisitions of Euphoria and FLA, our average student enrollment decreased 6.7% as compared to the fourth quarter of 2005.

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Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard
Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (800) 291-5365 (domestic) or
(617) 614-3922 (international) and citing code 58382110. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection.
An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and citing code 94409913.

About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria. Lincoln had a combined average enrollment of approximately 18,100 students at of December 31, 2006.

STATEMENTS IN THIS PRESS RELEASE REGARDING LINCOLN'S BUSINESS WHICH ARE NOT HISTORICAL FACTS MAY BE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN LINCOLN'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005. ALL FORWARD-LOOKING STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY STATEMENT, AND LINCOLN UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE THIS NEWS RELEASE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF.

                      (Please see financial attachments.)

CONTACTS:
Investors:                                         Press or Media:
Chris Plunkett/Brad Edwards                        Jennifer Gery
Brainerd Communicators, Inc.                       Brainerd Communicators, Inc.
212-986-6667                                       212-986-6667


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           LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                    Three Months Ended December 31,
                                                             (Unaudited)                          Years Ended December 31,
                                                  -----------------   -----------------     -----------------    -----------------
                                                         2006                 2005                2006                 2005
                                                  -----------------   -----------------     -----------------    -----------------
REVENUES                                                   $86,125             $81,764             $321,506            $299,221
                                                  -----------------    ----------------     -----------------    -----------------
COSTS AND EXPENSES:

  Educational services and facilities                       35,065              30,366                136,631             121,524
  Selling, general and administrative                       34,626              30,104                157,309             145,194
  Loss (gain) on sale of assets                               (428)                 (4)                  (435)                 (7)
                                                  -----------------    ----------------     ------------------   -----------------
    Total costs & expenses                                  69,263              60,466                293,505             266,711
                                                  -----------------    ----------------     ------------------   -----------------
OPERATING INCOME                                            16,862              21,298                 28,001              32,510
OTHER:
  Interest income                                              121                 467                    981                 775
  Interest expense                                            (551)               (462)                (2,291)             (2,892)
  Other income (loss)                                                                1                   (132)                243
                                                  -----------------    ----------------     ------------------   -----------------
    INCOME BEFORE INCOME TAXES                              16,432              21,304                 26,559              30,636

PROVISION FOR INCOME TAXES                                   6,842               8,893                 11,007              11,927
                                                  -----------------    ----------------     ------------------   -----------------
NET INCOME                                                  $9,590             $12,411                $15,552             $18,709
                                                  =================    ================     ==================   =================
Earnings per share - basic:

Net income available to common shareholders                  $0.38               $0.49                  $0.61               $0.80
                                                  =================    ================     ==================   =================
Earnings per share - diluted:

Net income available to common shareholders                  $0.37               $0.48                  $0.60               $0.76
                                                  =================    ================     ==================   =================

Weighted average number of common shares outstanding:
  Basic                                                     25,440              25,159                 25,336              23,475
  Diluted                                                   26,104              25,979                 26,086              24,503

Other data:

Depreciation and amortization                                3,783               3,462                 14,866              13,064
Number of campuses                                              37                  34                     37                  34
Average enrollment                                          18,840              18,846                 18,081              17,869
Stock based compensation                                       231                 151                  1,231               1,286

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Selected Consolidated Balance Sheet Data:                      December 31,
         (In thousands)                                             2006
                                                            ----------------

Cash and cash equivalents                                         $6,461
Current assets                                                    38,891
Working capital/(deficit)                                        (20,220)
Total assets                                                     226,216
Current liabilities                                               59,111
Long-term debt and capital lease
    Obligations, including current portion                         9,860
Total stockholders' equity                                      $151,783



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